UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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NAVIGANT CONSULTING, INC.
(Name of Registrant as Specified in Its Charter)

ENGINE CAPITAL MANAGEMENT, LLC

ENGINE CAPITAL, L.P.

ENGINE JET CAPITAL, L.P.

ENGINE AIRFLOW CAPITAL, L.P.

ENGINE INVESTMENTS, LLC

ENGINE INVESTMENTS II, LLC

ARNAUD AJDLER

BRIAN DELLE DONNE

PAUL J. EVANS

DOMINICK J. SCHIANO

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engine Capital, L.P., together with the other participants named herein (collectively, “Engine”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the upcoming 2018 annual meeting of shareholders of Navigant Consulting, Inc., a Delaware corporation.

On February 20, 2018, Engine issued the following press release:

Engine Capital Nominates a Slate of Highly Qualified Director Candidates for Election at Navigant’s 2018 Annual Meeting of Shareholders

Reiterates Belief that Navigant is Significantly Undervalued and Can Unlock Long-Term Shareholder Value Growth Through Meaningful Changes that are within the Control of the Company’s Board

Confident that its Slate of Four Highly Qualified, Independent Candidates with Significant Relevant Industry and Financial Expertise Will Revitalize the Board and Deliver Results for all Shareholders at Navigant

NEW YORK, February 20, 2018 /PRNewswire/ -- Engine Capital, L.P. (together with its affiliates, "Engine"), a shareholder of Navigant Consulting, Inc. ("NCI" or the "Company") (NYSE: NCI), with an ownership of approximately 4.4% of the Company, today announced that it has delivered to the Company a formal notice of nomination of four highly qualified director candidates, Arnaud Ajdler, Brian Delle Donne, Paul Evans and Dominick Schiano, for election to the board of directors of Navigant (the "Board") at the Company's upcoming 2018 annual meeting of shareholders (the “Annual Meeting”).

On January 24, 2018, Engine sent the Board a detailed letter urging immediate and decisive action to improve Navigant’s performance or evaluate value-maximizing strategic alternatives.1 The letter expressed disappointment with the Board’s choice to rebuff Engine’s efforts at cooperative engagement and went on to recommend that NCI improve its margins, reduce working capital and capital expenditures, optimize its balance sheet and capital allocation, recalibrate executive compensation and strengthen its corporate governance and Board composition. Alternatively, the letter noted, the Company could explore what buyers would be willing to pay for NCI given the robust M&A market.

As highlighted in the letter, NCI’s total shareholder return (“TSR”) has lagged its peers as well as every relevant index over the last one, three and five-year timeframe. Additionally, during the tenure of eight of the current Board members, Navigant’s TSR has dramatically lagged the corresponding Russell 2000’s TSR2, with an average relative underperformance of a staggering 115%.

1 The full text of Engine’s letter to the Board can be viewed at the following link:

https://mma.prnewswire.com/media/632718/Engine_Letter_to_NCI_Board.pdf?p=original

2 Total shareholder return as of January 19, 2018

 Arnaud Ajdler, Managing Member of Engine Capital said “We were hoping to reach an amicable resolution with Navigant regarding Board refreshment that captures the relevant skill sets and qualifications to ensure shareholder representation and optimize value creation. Given the current Board members’ track record of underperformance, we expected they would have been more willing to work collaboratively with us towards meaningful shareholder-driven change. While we remain open to engaging in a constructive dialogue in order to avoid a proxy contest, given the current Board’s unwillingness to discuss a framework to achieve that objective, we are left with no choice but to nominate a slate of four highly qualified director candidates at the upcoming Annual Meeting. We strongly believe that our nominees will bring a renewed focus on operational excellence and financial rigor to the Company. Our nominees are experienced business leaders with relevant industry experience as well as deep capital allocation and M&A experience.”

Engine's nominees are:

Arnaud Ajdler is currently Managing Partner of Engine Capital, L.P., a value-oriented special situations fund that invests both actively and passively in companies undergoing change. Mr. Ajdler is also an Adjunct Professor at Columbia Business School where he teaches a course in Value Investing. Prior to founding Engine Capital in March 2013, Mr. Ajdler served as a Managing Director of Crescendo Partners L.P., a principal investment firm, from December 2005 to February 2013. Mr. Ajdler has served as a director and on the compensation committee of Stewart Information Services Corporation, a company that provides title insurance and real estate services worldwide, since May 2014, and as a director of StarTek, a provider of business process outsourcing services, since May 2015. Previously, Mr. Ajdler served as a director of Destination Maternity Corporation, the world's largest designer and retailer of maternity apparel, from March 2008 to October 2017, and as Non-Executive Chairman of its board of directors from February 2011 to October 2017. He also served as a director and on the audit committee of Imvescor Restaurant Group, Inc., a Canadian franchisor of restaurant concepts, from July 2013 to March 2016. He also served as a director and chair of the corporate governance and nominating committee of Charming Shoppes, Inc. from 2008 until the company was acquired in June 2012, and as a director and on the compensation and human resources committee of O’Charley’s Inc., a multi-concept restaurant company, from March 2012 until the company was acquired in April 2012. From its inception in June 2006 until its combination with Primoris Services Corporation in July 2008, Mr. Ajdler served as a member of the board of directors and the Secretary of Rhapsody Acquisition Corp., a blank check company formed to effect a business combination with an operating business. From June 2004 until June 2006, Mr. Ajdler also served as the Chief Financial Officer, a director and the Secretary of Arpeggio Acquisition Corporation, a specified purpose acquisition company. Arpeggio completed its business combination with Hill International, Inc., a worldwide construction consulting firm, in June 2006, and until June 2009, Mr. Ajdler served as a director of the surviving company, a NYSE listed company. From August 2006 until the company was acquired in October 2007, Mr. Ajdler served as a director of The Topps Company, Inc., a company that provides baseball, football, hockey, entertainment, and pop culture products. Mr. Ajdler received a B.S. from Free University of Brussels, a S.M. from Massachusetts Institute of Technology and an M.B.A from Harvard Business School. The Nominating Shareholder believes that Mr. Ajdler’s experience as a managing director of an investment firm that has investments in a broad range of industries as well as his significant experience gained from service on the board of directors of several companies would make him a valuable asset to the Board.

Brian Delle Donne has served as the President of Talent Tech Labs, a firm specializing in evaluating and accelerating early stage venture backed technology companies scaling HR Tech solutions into market since August 2015. Under his leadership the company has developed research and advisory practices. He served as the Executive Vice President of Corporate Development & Innovation of Mitchell Martin, Inc., a provider of specialty IT staffing and recruitment services where he was previously the Chief Operating Officer since November 2010. Prior to that, Mr. Delle Donne served as a Principal of XRoads Solutions Group, LLC, a turn-around and restructuring consulting firm, from February 2008 to November 2010. Mr. Delle Donne was the EVP and Chief Operating Officer of Computer Horizons Corporation a technology consulting and projects company from October 2005 to June 2007. Before that he was EVP and Chief Operating Officer at RCM Technologies, Inc., a provider of IT and engineering staffing and solutions and healthcare staffing services from June 1999 to March 2005He currently serves as a director of Brightfield Strategies, Inc. a preeminent HR analytics company. He also serves as a director for UMS Group, Inc. a management consulting firm that provides strategic asset management tools and services to electric, gas, and water utilities around the world (since 1999) and previously served as a director of Seamless Technologies, Inc., a privately held enterprise consulting company delivering cloud strategies and solutions and business process management services (from March 2005 to May 2013). Mr. Delle Donne holds an A.B. from Brown University. The Nominating Shareholder believes that Mr. Delle Donne’s extensive experience at various consulting firms coupled with his ability to grow and operate businesses would make him a well-qualified addition to the Board.

Paul Evans has served as the Interim Chief Executive Officer of Hill International, Inc., a global project management and construction management company, since May 2017, where he has also served as a director since August 2016. From January 2012 to October 2015, Mr. Evans served as Vice President, Chief Financial Officer and Treasurer of MYR Group Inc., a holding company of specialty electrical construction service providers serving the electrical infrastructure market. From February 2010 to December 2011, Mr. Evans was Chief Executive Officer of Conex Energy, Inc., a privately-held company that developed renewable energy projects. From 2002 to 2009, he served as Treasurer and Corporate Officer of NorthWestern Corporation (d/b/a NorthWestern Energy), a multi-state utility that provides electricity and natural gas services. Mr. Evans is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Evans holds a B.B.A. in Accounting from Stephen F. Austin State University and Masters of International Management from Thunderbird School of Global Management. The Nominating Shareholder believes that Mr. Evans' extensive experience as a CEO and CFO along with his financial expertise will make him a valuable addition to the Board.

Dominick Schiano has served as the President and Co-Founding Partner at Evergreen Capital Partners LLC (“Evergreen”), a position he has held since 2007, and the President of Gores Holdings II, Inc., a blank check company, since December 2016. Evergreen is an investment firm that provides advisory services to and co-invests with private equity sponsors under exclusive contractual relationships and is affiliated with The Gores Group where Mr. Schiano is responsible for sourcing investment opportunities and providing strategic, operational and financial guidance to the firm with respect to portfolio company investments in the industrial sector. Prior to forming Evergreen, Mr. Schiano served as a Managing Director and member of the Investment Committee of Questor Partners Funds from 2003 to 2007. Previously, from 1997 to 2003, Mr. Schiano served in various roles at Textron Inc., including Executive Vice President and CFO of Textron Automotive, Executive Vice President and CFO of Textron Fastening Systems, Inc., and as Executive Vice President and General Manager of Textron Fastening Systems, Inc. (Threaded Products Group). Mr. Schiano has served on the board and the Audit Committee and Special Transaction Committee of STR Holdings, Inc. from June 2007 through May 2014. At Material Sciences Corporation, he served on the board from June 2007 through March 2014, and while there he served on the Audit, Compensation and Governance Committees and led the Special Committee responsible for the successful sale of the company. He is currently Chairman of the Board of Tweddle Group, Inc. and TurbineAero Inc. and a director of US Farathane, Aerostar Holdings and Davalor Mold. He is a member of the advisory boards of Great Range Capital and Closed Loop Partners. Mr. Schiano attended Long Island University. Mr. Schiano completed The University of Pennsylvania, Wharton School Management Development program in 1999 and the Northwestern University, Kellogg School Mergers and Acquisition Program in 1995. The Nominating Shareholder believes Mr. Schiano’s extensive skill and experience as a senior executive in a variety of industries, with responsibilities in the areas of general management, finance, mergers and acquisitions, operations and business strategy as well as his experience as a director on a number of public and private company boards will make a valuable addition to the Board.

ABOUT ENGINE CAPITAL

Engine Capital is a value-oriented special situations fund that invests both actively and passively in companies undergoing change.

Investor contact:
Engine Capital, L.P.
Arnaud Ajdler
(212) 321-0048
aajdler@enginecap.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engine Capital, L.P. (“Engine Capital”), together with the other participants named herein (collectively, “Engine”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of stockholders of Navigant Consulting, Inc., a Delaware corporation (the “Company”).

ENGINE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A WHITE PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are expected to be Engine Capital, Engine Capital Management, LLC (“Engine Management”), Engine Jet Capital, L.P. (“Engine Jet”), Engine Airflow Capital, L.P. (“Engine Airflow”), Engine Investments, LLC (“Engine Investments”), Engine Investments II, LLC (“Engine Investments II”), Arnaud Ajdler, Brian Delle Donne, Paul J. Evans and Dominick J. Schiano and (collectively, the “Participants”).

As of the date hereof, Engine Capital directly owned 589,196 shares of Common Stock, $0.01 par value (the “Common Stock”) of the Company. As of the date hereof, Engine Jet directly owned 930,515 shares of Common Stock. As of the date hereof, Engine Airflow directly owned 516,637 shares of Common Stock. Engine Investments, as the general partner of each of Engine Capital and Engine Jet, may be deemed the beneficial owner of the 1,519,711 shares of Common Stock owned directly by Engine Capital and Engine Jet. Engine Investments II, as the general partner of Engine Airflow, may be deemed the beneficial owner of the 516,637 shares of Common Stock owned directly by Engine Airflow. Engine Management, as the investment manager of each of Engine Capital, Engine Jet and Engine Airflow, may be deemed the beneficial owner of the 2,036,348 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow. Mr. Ajdler, as the Managing Member of each of Engine Management, Engine Investments and Engine Investments II, may be deemed to beneficially own the 2,036,348 shares of Common Stock directly owned by Engine Capital, Engine Jet and Engine Airflow. As of the date hereof, none of Messrs. Delle Donne, Evans and Schiano beneficially owned any shares of Common Stock.